Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS REPURCHASES $120 MILLION OF CONVERTIBLE

CONTINGENT DEBT SECURITIES

ENGLEWOOD, COLO. (March 22, 2010) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer interaction management and billing solutions, today announced that it has entered into an agreement to repurchase approximately $120 million in principal amount of its outstanding 2.5% Senior Subordinated Convertible Contingent Debt Securities (“CODES”) for approximately $125 million.

The CODES were originally issued in 2004 and were scheduled to mature in 2024, but could be repurchased by CSG at the holders’ option in June 2011. The source of proceeds for the repurchase of the CODES came from general corporate funds, including the net proceeds of approximately $116 million from the following transactions: (i) CSG’s offering of $150 million of 3.0% Senior Subordinated Convertible Notes due 2017 that were issued March 1, 2010 (“Convertible Notes”), less issuance costs of approximately $5 million, and (ii) the repurchase of 1.5 million shares of CSG stock for approximately $29 million that was done in conjunction with the issuance of the Convertible Notes.

The closing of the transaction to repurchase the CODES is anticipated to be on or about March 22, 2010, subject to the satisfaction of customary closing conditions. The CODES repurchase transaction and the Convertible Notes transaction are expected to have a aggregate negative impact on CSG’s GAAP earnings per share (“EPS”) of approximately $0.18 to $0.20 for 2010. The additional net interest expense for book purposes related to these transactions is essentially offset by the lower share count from the 1.5 million share buyback such that the expected aggregate negative net impact to GAAP EPS is related primarily to the pre-tax book loss on extinguishment of debt associated with the CODES repurchase of approximately $11 million, or approximately $0.21 per diluted share. The net impact of these two transactions however, is not expected to have a material impact to CSG’s Non-GAAP EPS for 2010.

Additional Information

For information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International, Inc.

Headquartered in Englewood, Colorado, CSG Systems International, Inc. (NASDAQ: CSGS) is a customer interaction management company that provides software- and services-based solutions that help clients engage and transact with their customers. With a 25-year heritage in providing customer management and billing solutions to North American cable and direct broadcast satellite companies, CSG has broadened its customer interaction management capabilities to proudly serve this client base as well as new, highly competitive industries including financial services, healthcare, utilities and more. Today, CSG’s solutions reach more than half of all U.S. households each month and manage over $36 billion in transactions annually on its clients’ behalf. For more information, visit our website at www.csgsystems.com.

CSG Systems International, Inc.

March 22, 2010

Forward-Looking Statements

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) the concentration of approximately two-thirds of CSG’s revenues with four clients; as a result, the loss of business from any one of those clients could potentially have a material adverse impact to CSG’s financial results; 2) CSG’s dependency on a variety of computing environments and communications networks, as well as risks inherent to transitioning data centers, thus subjecting CSG to the risks of extended interruptions, outages, unauthorized access and corruption of data; 3) CSG’s ability to continuously protect against unauthorized access to confidential and personally identifiable information; 4) the timing, duration, and degree of an economic turnaround are uncertain; thus there can be no assurances regarding the performance of our business, and the potential impact to our clients and key vendors, resulting from the current economic conditions; 5) continued market acceptance of CSG’s Advanced Convergent Platform (ACP) and related solutions; 6) CSG’s ability to continuously develop and enhance solutions in a timely, cost-effective, technically advanced, high-quality, and competitive manner; 7) CSG’s ability to implement new solutions, and migrate or convert clients to our solutions in a timely and effective manner; 8) CSG’s dependency on the North American communications industry; as a result, key market factors such as further industry consolidation, new market entrants that may not be clients of CSG, macroeconomic conditions affecting the credit and equity markets generally, and/or the financial status of CSG clients may affect CSG’s ability to maintain and expand market share; 9) increasing competition in our market from companies of greater size and with broader presence in the communications sector, thus exerting greater influence over client buying decisions; 10) CSG’s ability to successfully integrate and manage acquired businesses, technology or assets to achieve the expected strategic, operating and financial goals established for such acquisitions; and 11) CSG’s continued ability to protect its intellectual property rights. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information, contact:

Liz Bauer, Vice President of Investor Relations

(303) 804-4065

E-mail: liz bauer@csgsystems.com